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                                                                    Exhibit 4.3


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                                  AMTROL INC.,

                                     Issuer


                   10-5/8% Senior Subordinated Notes Due 2006



                          FIRST SUPPLEMENTAL INDENTURE




                          Dated as of November 13, 1996



                              THE BANK OF NEW YORK,

                                   as Trustee




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                    THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 13,
               1996, between AMTROL INC., a Rhode Island corporation (the "Company"), and THE BANK OF NEW YORK, as trustee (the "Trustee"), amends and supplements the Indenture (as defined below).


                                    RECITALS

          1. AMTROL Acquisition, Inc. ("Acquisition") and the Trustee entered into the Indenture, dated as of November 1, 1996 (the "Indenture), relating to Acquisition's 10-5/8% Senior Subordinated Notes Due 2006 (the "Notes"); and

          2. Acquisition has merged with and into the Company as contemplated by the Indenture (the "Merger").


                                    AGREEMENT

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally binding, the parties hereto hereby agree as follows:

          Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

          Section 2. The Company hereby acknowledges and agrees that, by virtue of the Merger and by operation of law, it has become a party to the Indenture and has assumed all of the liabilities and obligations of Acquisition under the Indenture and the Notes in accordance with Article 5 of the Indenture.

          Section 3. Pursuant to Section 9.05 of the Indenture, the Company shall issue and the Trustee shall authenticate new Notes that reflect this First Supplemental Indenture.

          Section 4. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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          Section 5.  This First Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

          Section 6. This First Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this First Supplemental Indenture to the Indenture shall henceforth be read together.


          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed as of the day and year first above written.


                                           AMTROL INC.,

                                             by /s/ Edward J. Cooney
                                                ____________________________
                                                Name:  Edward J. Cooney
                                                Title: Senior Vice President


                                           THE BANK OF NEW YORK, as Trustee,

                                             by /s/ Mary Jane Morrissey
                                                ____________________________
                                                Name:  Mary Jane Morrissey
                                                Title: Vice President